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                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)

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
                                                                               Year Ended September 30,
                                                   -----------------------------------------------------------------------------
                                                      2002            2001             2000            1999            1998
                                                   -----------     ------------     ------------    -----------     ------------
EARNINGS:
Earnings before income taxes                       $   73,665       $   79,568       $   82,882      $  63,139        $  57,007
Interest expense                                       16,365           18,724           18,135         17,317           17,383
Amortization of debt discount and expense                 287              264              218            215              200
Interest component of rental expense                    1,563            1,541            1,318          1,539            1,624
                                                   ----------       ----------       ----------      ---------        ---------
                                                   $   91,880       $  100,097       $  102,553      $  82,210        $  76,214
                                                   ==========       ==========       ==========      =========        =========

COMBINED FIXED CHARGES AND PREFERRED
      STOCK DIVIDENDS:
Interest expense                                   $   16,365       $   18,724       $   18,135      $  17,317        $  17,383
Amortization of debt discount and expense                 287              264              218            215              200
Allowance for funds used during
      construction (capitalized interest)                  19               12               17             36               39
Interest component of rental expense                    1,563            1,541            1,318          1,539            1,624
Preferred stock dividend requirements                   1,550            1,550            1,550          1,550            2,160
Adjustment required to state preferred stock
      dividend requirements on a pretax basis           1,039            1,012              995            968            1,304
                                                   ----------       ----------       ----------      ---------        ---------
                                                   $   20,823       $   23,103       $   22,233      $  21,625        $  22,710
                                                   ==========       ==========       ==========      =========        =========
Ratio of earnings to combined fixed charges
      and preferred stock dividends                      4.41             4.33             4.61           3.80             3.36
                                                   ==========       ==========       ==========      =========        =========
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